Exhibit 99.1

STRATA CRITICAL MEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

On August 29, 2025, Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc) (the “Company”) completed the previously announced sale of its Passenger business (the “Passenger Business Sale”) to Joby Aero, Inc., (the “Joby Buyer”) pursuant to that certain Equity Purchase Agreement, dated August 1, 2025 (the “Purchase Agreement”), the Company, Strata Critical, Inc. (f/k/a Trinity Medical Intermediate II, Inc), Blade Urban Air Mobility, Inc. ("BUAM"), Joby Aviation, Inc. ("Joby Aviation") and Joby Buyer. The Passenger Business Sale (the "Transaction") involved the sale of 100% of the equity interests of BUAM to the Joby Buyer. The initial purchase price received by the Company upon the consummation of the transaction contemplated by the Purchase Agreement was equivalent to approximately $76.0 million (assuming the closing price per share of $14.27 of Joby Aviation's common stock as of August 28, 2025), after giving effect to post-closing adjustments and indemnity holdbacks pursuant to the terms of the Purchase Agreement, consisting of 5,325,585 shares of Joby Aviation’s common stock. The Company may receive up to $35.0 million in potential earnout consideration as well as the release of up to $10.0 million in indemnity holdbacks. The earnout is payable in cash or Joby Aviation's common stock upon the achievement of certain employee retention and specified Adjusted EBITDA performance targets during the earnout measurement periods, as described in the Purchase Agreement. The purchase price is also subject to customary post-closing adjustments, including adjustments for working capital, indebtedness, and transaction expenses.

The Passenger Business Sale represents a strategic shift in the Company’s operations. Beginning with the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, the Passenger business will be presented as discontinued operations for all periods presented in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements. The criteria for discontinued operations presentation was not met as of June 30, 2025.

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed consolidated financial statements have been derived from the Company’s historical consolidated financial statements and are presented to give effect to the Transaction. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 gives effect to the Transaction as if it had occurred on that date.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2025 and for the years ended December 31, 2024 and 2023 give effect to the Transaction as if it had occurred on January 1, 2023. In accordance with Article 11 of Regulation S-X, the pro forma adjustments include both recurring impacts (such as the elimination of Passenger business revenues and expenses) and nonrecurring items directly attributable to the Transaction (such as transaction costs, stock-based compensation modifications, and the estimated gain on sale).

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

i.	the accompanying notes to the unaudited pro forma condensed consolidated financial statements;
ii.	the Company’s audited consolidated financial statements, the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K for the year ended December 31, 2024; and
iii.	the Company’s unaudited consolidated financial statements, the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

The unaudited pro forma condensed consolidated financial statements, prepared in accordance with Article 11 of Regulation S-X, are for informational purposes only and are not intended to be a complete presentation of the Company’s results of operations or financial position had the Transaction occurred as of and for the periods indicated, nor do they purport to project results of operations or financial position for any future period or as of any future date.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transaction are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual results reported by the Company in periods following the Transaction may differ significantly from these unaudited pro forma condensed consolidated financial statements. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

1

STRATA CRITICAL MEDICAL, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2025

(in thousands, except share data, unaudited)	As Reported	Passenger Business Sale (a)(g)	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$58,754	$—	$—		$58,754
Restricted cash	1,564	(1,038)	—		526
Accounts receivable, net	28,172	(4,429)	—		23,743
Short-term investments	54,666	—	75,996	(b)	130,662
Prepaid expenses and other current assets	13,324	(6,029)	—		7,295
Total current assets	156,480	(11,496)	75,996		220,980

Non-current assets:
Property and equipment, net	33,697	(2,241)	—		31,456
Intangible assets, net	13,580	(6,175)	—		7,405
Goodwill	44,251	(28,710)	—		15,541
Operating right-of-use asset	8,453	(5,405)	—		3,048
Other non-current assets	1,458	(880)	45,000	(b)	45,578
Total assets	$257,919	$(54,907)	$120,996		$324,008

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$13,679	$(4,493)	$6,679	(c)	$15,865
Deferred revenue	9,112	(9,112)	—		—
Operating lease liability, current	3,521	(2,891)	—		630
Total current liabilities	26,312	(16,496)	6,679		16,495

Non-current liabilities:
Warrant liability	2,979	—	—		2,979
Operating lease liability, long-term	5,318	(2,706)	—		2,612
Deferred tax liability	210	(210)	—		—
Other non-current liabilities	—	—	17,455	(c)	17,455
Total liabilities	34,819	(19,412)	24,134		39,541

Stockholders' Equity
Preferred stock, $0.0001 par value, 2,000,000 shares authorized; no shares issued and outstanding at June 30, 2025	$—	$—	$—		$—
Common stock, $0.0001 par value; 400,000,000 authorized; 81,695,605 and 79,419,028 shares issued at June 30, 2025	7	—	—		7
Additional paid in capital	411,259	—	(5,153	)(c)	406,106
Accumulated other comprehensive income	5,968	(6,063)	—		(95)
Accumulated deficit	(194,134)	(29,432)	102,015	(d)	(121,551)
Total stockholders' equity	223,100	(35,495)	96,862		284,467

Total liabilities and stockholders' equity	$257,919	$(54,907)	$120,996		$324,008

2

STRATA CRITICAL MEDICAL, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2025

(in thousands, except share and per share data, unaudited)	As Reported	Passenger Business Sale (e)(f)	Transaction Accounting Adjustments	Pro Forma
Revenue	$125,107	$(44,051)	$—	$81,056

Operating expenses
Cost of revenue	95,392	(32,178)	—	63,214
Software development	1,727	(826)	—	901
General and administrative	37,456	(14,184)	—	23,272
Selling and marketing	3,069	(2,645)	—	424
Total operating expenses	137,644	(49,833)	—	87,811

Loss from operations	(12,537)	5,782	—	(6,755)

Other non-operating income
Interest income	2,476	—	—	2,476
Change in fair value of warrant liabilities	2,829	—	—	2,829
Total other non-operating income	5,305	—	—	5,305

Loss before income taxes	(7,232)	5,782	—	(1,450)

Income tax expense (benefit)	4	(4)	—	—

Net loss	$(7,236)	$5,786	$—	$(1,450)

Net loss per share:
Basic	$(0.09)			$(0.02)
Diluted	$(0.09)			$(0.02)
Weighted-average number of shares outstanding:
Basic	80,598,483			80,598,483
Diluted	80,598,483			80,598,483

3

STRATA CRITICAL MEDICAL, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2024

(in thousands, except share and per share data, unaudited)	As Reported	Passenger Business Sale (e)(f)	Transaction Accounting Adjustment	Pro Forma
Revenue	$248,693	$(101,876)	$—	$146,817

Operating expenses
Cost of revenue	189,774	(75,998)	—	113,776
Software development	3,184	(1,642)	—	1,542
General and administrative	81,711	(37,131)	—	44,580
Selling and marketing	7,950	(7,324)	—	626
Total operating expenses	282,619	(122,095)	—	160,524

Loss from operations	(33,926)	20,219	—	(13,707)

Other non-operating income
Interest income	7,214	—	—	7,214
Change in fair value of warrant liabilities	(850)	—	—	(850)
Total other non-operating income	6,364	—	—	6,364

Loss before income taxes	(27,562)	20,219	—	(7,343)

Income tax expense (benefit)	(255)	255	—	—

Net loss	$(27,307)	$19,964	$—	$(7,343)

Net loss per share:
Basic	$(0.35)			$(0.09)
Diluted	$(0.35)			$(0.09)
Weighted-average number of shares outstanding:
Basic	77,499,423			77,499,423
Diluted	77,499,423			77,499,423

4

STRATA CRITICAL MEDICAL, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2023

(in thousands, except share and per share data, unaudited)	As Reported	Passenger Business Sale (e)	Transaction Accounting Adjustment		Pro Forma
Revenue	$225,180	$(98,576)	$—		$126,604

Operating expenses
Cost of revenue	183,058	(79,132)	—		103,926
Software development	4,627	(2,230)	—		2,397
General and administrative	95,174	(53,714)	—		41,460
Selling and marketing	10,438	(8,328)	—		2,110
Total operating expenses	293,297	(143,404)	—		149,893

Loss from operations	(68,117)	44,828	—		(23,289)

Other non-operating income
Interest income	8,442	—	—		8,442
Change in fair value of warrant liabilities	2,125	—	—		2,125
Realized gain from sales of short-term investments	8	—	—		8
Gain on disposal	—	—	72,583	(d)	72,583
Total other non-operating income	10,575	—	72,583		83,158

Income (loss) before income taxes	(57,542)	44,828	72,583		59,869

Income tax expense (benefit)	(1,466)	1,466	1,000	(f)	1,000

Net income (loss)	$(56,076)	$43,362	$71,583		$58,869

Net income (loss) per share:
Basic	$(0.76)				$0.80
Diluted	$(0.76)				$0.80
Weighted-average number of shares outstanding:
Basic	73,524,476				73,524,476
Diluted	73,524,476				73,524,476

5

STRATA CRITICAL MEDICAL, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro forma Adjustments

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial statements. Each adjustment is directly attributable to the Transaction, factually supportable, and, for the statements of operations, expected to have a continuing impact unless otherwise noted.

(a) Passenger Business Sale

Elimination of the assets, liabilities, and equity attributable to the Passenger Business. The amounts represent the Company’s current best estimates prepared in accordance with discontinued operations guidance under ASC 205, Presentation of Financial Statements, and are considered preliminary.

(b) Transaction Consideration

Adjustments to reflect the aggregate consideration received in connection with the Passenger Business Sale, measured at fair value as of the assumed closing date and net of preliminary closing adjustments (e.g., working capital and transaction costs incurred by the Company). Consideration consists of Joby Aviation common stock with an estimated value of $76.0 million (assuming the closing price per share of $14.27 of Joby Aviation’s common stock as of August 28, 2025), net of preliminary closing adjustments. In addition, there is $10.0 million in indemnity holdbacks, which may be payable in Joby Aviation’s common stock at Joby Buyer’s election.

Contingent earnout consideration of up to $35.0 million is payable in Joby Aviation common stock or cash, at Joby Buyer’s election, upon achievement of certain employee retention and specified Adjusted EBITDA performance targets during the earnout measurement periods, as described in the Purchase Agreement. The potential range of outcomes is zero to $35 million (undiscounted). For purposes of the pro forma financial information, the contingent consideration has been presented at the full contractual amount. However, in accordance with ASC 805, Business Combinations, such contingent consideration will be initially recognized at its estimated fair value at closing, which may be less than the contractual maximum. The fair value measurement will be performed as of the closing date, and subsequent changes in fair value will be recognized in earnings in periods after closing.

The final purchase price also remains subject to customary post-closing adjustments under the Purchase Agreement, including final net working capital, which will be reflected as adjustments to the recognized gain or loss on disposal when settled.

(c) Transaction-Related Costs and Compensation

Nonrecurring costs directly attributable to the Transaction, including transition and transaction bonuses, the modification of the Chief Executive Officer’s equity awards, forfeitures of unvested restricted stock units by Passenger business employees, and related legal and advisory expenses.

(d) Gain on Disposal

Estimated non-recurring pre-tax gain on sale of the Passenger business, calculated as total consideration of $121.0 million (including the full $35.0 million earnout and $10.0 million release of the indemnity holdbacks for pro forma purposes) less the carrying value of net assets disposed of $35.5 million, transaction costs of $19.0 million, and accumulated foreign currency translation adjustments of $6.1 million. The gain is subject to customary post-closing adjustments under the Purchase Agreement.

(e) Elimination of Passenger Business Historical Results

Elimination of revenues, costs, and expenses of the Passenger business from the unaudited pro forma condensed consolidated statements of operations.

(f) Income Taxes

Estimated income tax effects of the pro forma adjustments, taking into account the Company's available net operating loss (“NOL”) carryforwards. The Company has NOLs that partially offset the taxable impacts of the Transaction. Accordingly, the pro forma statements reflect an estimated tax provision for the gain on disposal and other pro forma adjustments after consideration of available NOLs. The removal of the Passenger business results eliminates the actual historical income tax provision (benefit) recorded by that business. The final tax effects will depend on the Company's actual taxable income, utilization of NOLs, and other factors that may differ materially from these estimates.

(g) Accumulated Other Comprehensive Income

Elimination of accumulated other comprehensive income associated with the Passenger business, including foreign currency translation adjustments.

6